UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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DYAX CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYAX CORP.
55 NETWORK DRIVE
BURLINGTON, MASSACHUSETTS 01803

(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2015

The 2015 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation (“Dyax”), will be held at the offices of Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803, at 3:00 p.m. local time on Tuesday, May 12, 2015, for the following purposes:

1.	To elect three Class III directors to serve until the 2018 Annual Meeting of Stockholders.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Dyax’s independent registered public accounting firm for the 2015 fiscal year.
3.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

The record date for the Annual Meeting is April 7, 2015. Accordingly, only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,

Andrew D. Ashe
Secretary

April 14, 2015

*************

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2015

This Proxy Statement and our Annual Report are available online at https://materials.proxyvote.com/26746E. To obtain directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/contact/directions.html or contact Investor Relations at (617) 225-2500.

i

DYAX CORP.
55 NETWORK DRIVE
BURLINGTON, MASSACHUSETTS 01803
(617) 250-5500

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

We are soliciting proxies from our stockholders to vote at our 2015 Annual Meeting of Stockholders, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement. The annual meeting will be held at 3:00 p.m. local time on Tuesday, May 12, 2015 at our offices at 55 Network Drive, Burlington, Massachusetts 01803. For directions to our offices in order to attend the annual meeting in person, please visit our website at http://www.dyax.com/contact/directions.html or contact Investor Relations at (617) 225-2500.

The proxy materials, including this proxy statement, the proxy card and our Annual Report, are being distributed and made available on the Internet at https://materials.proxyvote.com/26746E on or about April 14, 2015.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these materials?

We are soliciting proxies for our annual meeting of stockholders to be held on Tuesday, May 12, 2015. You are receiving a proxy statement because you owned shares of our common stock on April 7, 2015, the record date for the special meeting, and that ownership entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting.

When and where is the Annual Meeting?

The annual meeting will be held at our offices at 55 Network Drive, Burlington, Massachusetts 01803 at 3:00 p.m. on Tuesday, May 12, 2015, or at any future date and time following an adjournment or postponement of the meeting.

What proposals will be voted on at the Annual Meeting?

The two proposals to be considered and voted on at the annual meeting, as set forth in the accompanying Notice of Annual Meeting of Stockholders, are: (1) the election of three Class III directors; and (2) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year.

As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as your proxies may vote your shares in their discretion.

Do I have to attend the meeting to vote?

No. If you want to have your vote count at the meeting, but not actually attend the meeting in person, you may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. The following summary outlines the various procedures for voting:

Stockholder of Record: Shares Registered in Your Name.

If on April 7, 2015 your shares were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the annual meeting, by mail or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. There are three ways to vote:

•	To vote in person, please come to the annual meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us and it is received by 11:59 pm on May 11, 2015, we will vote your shares as you direct.
•	To vote over the Internet, please access a secure website registration page through the Internet at https://materials.proxyvote.com, and follow the instructions. You will need to have in front of you the control number that appears on your proxy card when voting over the Internet.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank.

If on April 7, 2015 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares are held in “street name” and you are the beneficial owner of the shares. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 7, 2015, the record date, are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. On the record date, we had outstanding 137,114,211 shares of common stock, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

See “Do I have to attend the meeting to vote” above for more information regarding voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 137,114,211 shares outstanding and entitled to vote. Thus, 68,557,106 shares must be represented by stockholders present at the meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker in “street name”, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters such as mergers, stockholder proposals, executive compensation, and elections of directors. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “FOR” our three nominees for director; and (ii) “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy vote by mail or over the Internet with a later date.
•	You may send a written notice that you are revoking your proxy to the Company’s Secretary, Andrew Ashe, c/o Dyax Corp. 55 Network Drive, Burlington, Massachusetts 01803.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

What is the vote required for a proposal to pass?

Proposal 1

The affirmative vote of the holders of a plurality of the total votes cast on this proposal, represented in person or by proxy, is required for the election of directors. Broker non-votes and proxies marked to withhold authority with respect to the election of a Class III director will not be voted with respect to the director indicated, although they will be counted for purposes of determining whether there is a quorum present at the meeting. The three director nominees receiving the highest number of votes will be elected.

Proposal 2

The affirmative vote of a majority of total votes cast on this proposal, represented in person or by proxy, is required for approval of the vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year. Proxies marked as abstentions on such matter will not be voted, although they will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the voting outcome.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the Securities and Exchange Commission, or SEC, within four days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our officers, directors, and employees may also solicit proxies in person, by telephone, or by other means of communication. Officers, directors, and employees will not be paid any additional compensation for soliciting proxies. We may also utilize the assistance of third parties in connection with our proxy solicitation efforts and we would compensate such third parties for their efforts.

Householding of Annual Meeting Materials.

Some banks, brokers, and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 55 Network Drive, Burlington, Massachusetts 01803, Attention: Investor Relations, telephone: (617) 225-2500. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

No Appraisal Rights.

There are no appraisal rights associated with any of the proposals being considered at the annual meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK
OF DIRECTORS AND EXECUTIVE OFFICERS

The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2015 by (i) each of our current executive officers named in the Summary Compensation Table included in “Executive Compensation” below, (iii) our current directors, and (iv) all of our current executive officers and directors as a group. Calculations of beneficial ownership are based on 137,016,747 shares of common stock outstanding on March 31, 2015.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
Henry Blair(2)	1,149,628	*
Ron Cohen(3)	100,000	*
James Fordyce(4)	186,178	*
Mary Ann Gray(5)	199,107	*
Thomas Kempner(6)	1,925,833	1.41%
Marc Kozin(7)	97,971	*
David McLachlan(8)	179,100	*
Paolo Pucci(9)	80,000	*
Gustav Christensen(10)	2,505,955	1.83%
Burt Adelman(11)	583,855	*
Andrew Ashe(12)	294,723	*
Todd Bazemore(13)	84,546	*
George Migausky(14)	790,038	*
All current directors and executive officers as a group (12 persons)(15)	8,176,934	5.97%

*	Less than 1%
(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	Consists of (i) 353,722 shares held by Mr. Blair personally, 61,745 shares of which are pledged as collateral for a line of credit, (ii) 681,706 shares of common stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following March 31, 2015, (iii) 114,100 shares held in trust for the benefit of Mr. Blair’s wife and child as to which Mr. Blair disclaims beneficial ownership, and (iv) 100 shares owned by Mr. Blair’s wife.
(3)	Consists entirely of shares of common stock issuable to Dr. Cohen upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(4)	Consists of (i) 34,340 shares held by Mr. Fordyce personally, and (ii) 151,838 shares of common stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(5)	Consists of (i) 10,000 shares held by Dr. Gray personally, and (ii) 189,107 shares of common stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(6)	Consists of (i) 1,074,651 shares of Common Stock held in trusts for the benefit of Mr. Kempner’s brother’s children, Mr. Kempner’s children, Mr. Kempner’s sister-in-law, and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner’s spouse, (iii) 20,000 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner, and (iv) 617,120 shares owned by Loeb Holding Corporation, of which Mr. Kempner is the Chairman and Chief Executive Officer, and (vi) 28,041 shares held by Mr. Kempner personally. Also includes 181,000 shares of common stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(7)	Consists of (i) 22,971 shares held by Mr. Kozin personally, and (ii) 75,000 shares of common stock issuable to Mr. Kozin upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.

(8)	Consists of (i) 29,100 shares of common stock held by Mr. McLachlan personally, and (ii) 150,000 shares of common stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(9)	Consists of (i) 5,000 shares of common stock held by Mr. Pucci personally, and (ii) 75,000 shares of common stock issuable to Mr. Pucci upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(10)	Consists of (i) 137,500 shares of common stock and 75,000 shares of restricted common stock held by Mr. Christensen personally, and (ii) 2,293,455 shares of common stock issuable to Mr. Christensen upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(11)	Consists of (i) 28,125 shares of restricted common stock held by Dr. Adelman personally, and (ii) 555,730 shares of common stock issuable to Dr. Adelman upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(12)	Consists of (i) 12,377 shares of common stock and 21,750 shares of restricted common stock held by Mr. Ashe personally, and (ii) 260,596 shares of common stock issuable to Mr. Ashe upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(13)	Consists of (i) 1,212 shares of common stock held by Mr. Bazemore personally, and (ii) 83,334 shares of common stock issuable to Mr. Bazemore upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015.
(14)	Consists of (i) 41,475 shares of common stock and 29,875 shares of restricted common stock held by Mr. Migausky personally, (ii) 24,000 shares held in three separate trusts (10,000 shares each) for the benefit of each of Mr. Migausky’s three children, as to which Mr. Migausky disclaims beneficial ownership, and (iii) 694,688 shares of common stock issuable to Mr. Migausky upon the exercise of outstanding options exercisable within the 60-day period following March 31, 2015. exercisable within the 60-day period following March 31, 2015.
(15)	See Notes 2 through 14. Includes 5,491,454 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following March 31, 2015.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY OUTSIDE INVESTORS

The following table and footnotes set forth certain information regarding the number of shares of our common stock owned by each person or entity known to the Company to be the beneficial owners of more than 5% of our common stock as of March 31, 2015, based on a review of publicly available statements of beneficial ownership as of December 31, 2014, filed with the SEC on Schedules 13D and 13G through March 7, 2015.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
FMR LLC(2)	13,105,743	9.57%
Federated Investors, Inc.(3)	12,461,400	9.1%
BlackRock, Inc.(4)	10,954,426	8.0%
PRIMECAP Management Co.(5)	10,869,860	7.93%
Janus Capital Management LLC(6)	9,035,933	6.6%

(1)	The entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.
(2)	On February 13, 2015, FMR LLC and certain related entities filed a Schedule 13G/A with the Securities and Exchange Commission (the “SEC”), which reports beneficial ownership on behalf of its direct and indirect subsidiaries including FMR Co., Inc. FMR LLC, a parent holding company, beneficially owns 13,105,743 shares of common stock with the sole power to dispose or to direct the disposition of 13,105,743 shares. Edward C. Johnson 3d has sole power to dispose or to direct the disposition of 13,105,743 shares; Abigail P. Johnson has sole power to dispose or to direct the disposition of 4,688,805 shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management and Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(3)	On February 11, 2015, Federated Investors, Inc. and certain related entities filed a Schedule 13G/A with the SEC, which states that Federated Investors, Inc. has shared voting and dispositive power over 12,461,400 shares of common stock. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors, Inc.’s voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.
(4)	On January 23, 2015, BlackRock, Inc. filed a Schedule 13G/A with the SEC. The Schedule 13G/A states that BlackRock, Inc. sole voting power over 10,622,943 shares of our common stock and sole dispositive power over 10,954,426 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of our common stock. No one person’s interest in our common stock is more than five percent of the total outstanding common shares.
(5)	On February 13, 2015, PRIMECAP Management Company filed a Schedule 13G/A with the SEC, which states that PRIMECAP Management Company has sole voting power over 7,774,720 shares of our common stock and sole dispositive power over 10,869,860 shares. The address of PRIMECAP Management Company is 225 South Lake Avenue, #400, Pasadena, CA 91101.

(6)	On February 18, 2015, Janus Capital Management LLC filed a Schedule 13G with the SEC, which states that Janus Capital has a direct 96.81% ownership stake in INTECH Investment Management (“INTECH”) and a direct 100% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 9,036,933 shares of Dyax Common Stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, CO 80206.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2014 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except for a report on Form 4 filed by Mr. Kempner on August 21, 2014, reporting transactions that occurred on August 6, 2014 and August 15, 2014.

PROPOSAL 1

Election of Directors

Our Board of Directors has fixed the number of directors at nine. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2015 Annual Meeting, the three nominees named in this proxy statement as Class III Directors will be elected to hold office for three years until their successors are elected and qualified. The Board has nominated Ron Cohen, David McLachlan and Paolo Pucci for election as Class III Directors at the upcoming annual meeting. Each nominee is an independent director as defined by applicable NASDAQ Stock Market standards governing the independence of directors. Each nominee has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the total votes cast on this proposal, represented in person or by proxy. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director and Current Directors

The following table contains biographical information as of April 7, 2015 about the nominees for Class III Director and current directors whose terms of office will continue after the annual meeting. The table includes information provided by the directors individually as to their age, current position, principal occupation and experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years.

Current SEC rules require us to discuss briefly the specific experience, qualifications, attributes or skills that led the Board to conclude that each director or nominee for director should serve on our Board of Directors. We have provided this discussion in a separate paragraph immediately below the biographical information provided for each director.

As you read the disclosure, please keep in mind that any specific qualification, attribute or skill that is attributed to one director should not necessarily imply that other directors do not possess that qualification, attribute or skill. Furthermore, this disclosure does not impose on any director any duties, obligations or liability that are greater than the duties, obligations, and liability imposed on each other member of the Board.

Because the discussion of the specific experience, qualifications, attributes or skills of a director is to be made each year in light of the Company’s business and structure at that time, the content of this discussion may change for one or more directors in future years.

Name and Age	Business Experience During Past Five Years and Other Directorships
Class III Directors (present term expires in 2015)
Ron Cohen, M.D. Age: 59	Ron Cohen, M.D., has been a director of Dyax since 2011. Dr. Cohen has been President and Chief Executive Officer of Acorda Therapeutics, Inc. since the company was founded in 1995. Dr. Cohen received his B.A. degree with honors in Psychology from Princeton University, and his M.D. from the Columbia College of Physicians & Surgeons and is Board Certified in Internal Medicine. Dr. Cohen previously was a Director and Chairman of the New York Biotechnology Association. He currently serves as a member of the Executive Committee and Vice Chair of the Emerging Company Section of the board of the Biotechnology Industry Organization (BIO). He also serves as a member of the Columbia-Presbyterian Health Sciences Advisory Council. Dr. Cohen was appointed to the Board of Directors of Vascular Biogenics Ltd. operating as VBL Therapeutics, in 2015.
Dr. Cohen brings the experience and perspective of a physician and chief executive officer of a biotechnology company and as an officer in the biotechnology field’s leading industry organization.
David J. McLachlan Age: 76	David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme’s chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of Deltagen, Inc., a provider of research tools for drug discovery efforts in the biopharmaceutical industry, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.
Mr. McLachlan has extensive experience in accounting and finance issues for biotechnology companies, as well as corporate finance, and serves as our Audit Committee’s designated “audit committee financial expert”. Mr. McLachlan brings to the Board his experience as the former chief financial officer of Genzyme Corporation. He has also served on boards and audit committees of other public companies.
Paolo Pucci Age: 53	Paolo Pucci has been a director of Dyax since 2011. Mr. Pucci has served as Chief Executive Officer and a member of the Board of Directors of ArQule, Inc. since 2008. Prior to joining ArQule, Mr. Pucci was a senior vice president and president in charge of the Bayer-Schering Pharmaceuticals Global Oncology/Specialized Therapeutics Business Unit of Bayer A.G. Previously, Mr. Pucci was senior vice president of Bayer Pharmaceuticals Global Specialty Business Unit, president of U.S. Pharmaceutical Operations and a member of the Bayer Pharmaceuticals Global Management Committee. Mr. Pucci joined Bayer as head of its Italian Pharmaceutical operations in 2001. Prior to Bayer, Mr. Pucci held positions of increasing responsibility with Eli Lilly, culminating with his appointment as Managing Director, Eli Lilly Sweden AB. During 2013 and 2014, Mr. Pucci also served as independent director and member of the Audit Committee for Algeta ASA, a public company listed on the Oslo Norway Borse. Mr. Pucci holds an MBA from the University of Chicago and is a graduate of the Universita Degli Studi Di Napoli in Naples, Italy.
Mr. Pucci brings extensive experience as a pharmaceutical executive in Europe and the United States and the perspective of chief executive officer of a biotechnology company.

Name and Age	Business Experience During Past Five Years and Other Directorships
Class I Directors (present term expires in 2016)
Henry E. Blair Age: 71	Henry E. Blair is Chairman of the Board of Dyax and has been a director and officer of Dyax since co-founding the Company in 1989 under the name Biotage, Inc. He served as Chief Executive Officer of Dyax from 1997 through 2009 and has also served as its Chairman of the Board since the merger with Protein Engineering Corporation in 1995. Mr. Blair has over thirty years of experience working in the biopharmaceutical industry. In addition to Dyax, he co-founded Genzyme Corporation. His enzyme replacement therapy research for Gaucher disease, while he was working at Tufts University School of Medicine, was largely responsible for Genzyme’s first therapeutic program and flagship product, Cerezyme®. He also co-founded Biocode, Inc. and GelTex Pharmaceuticals, Inc. Additionally, Mr. Blair has previously served on several public companies’ boards, particularly during their start-up phases, including GTC Biotherapeutics, Inc., Esperion Therapeutics, Inc., Celtrix Pharmaceuticals, Inc. and DynaGen, Inc. In addition to these directorships, Mr. Blair previously served on the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic and was a trustee of the Harvard-affiliated Center for Blood Research, Inc. (now the Immune Disease Institute).
Mr. Blair has extensive experience as a founder, executive, advisor and director of several biotechnology companies with a strong background in research and development, manufacturing and business development of biopharmaceuticals for orphan indications. With Mr. Blair’s more than 20 years of experience working with Dyax, he brings to the Board a broad and deep knowledge of our organization and its capabilities as well as the financial markets in which we operate.
Gustav Christensen Age: 67	Gustav Christensen has been the President and Chief Executive Officer and a director of Dyax since 2009. From 2007 through 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, overseeing the Company’s partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and subsequently became the Vice President of Business Development at Genetics Institute Inc. Additionally, he has been the chief executive officer or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.
Mr. Christensen, who serves as a director in his capacity as our Chief Executive Officer, brings to our Board strong management capabilities and extensive experience in management and business development of biotechnology companies and in commercialization of pharmaceutical products. He also brings valuable experience in the financing of biotechnology companies.

Name and Age	Business Experience During Past Five Years and Other Directorships
Marc D. Kozin Age: 54	Marc D. Kozin has been a director of Dyax since 2012. Mr. Kozin is currently a Senior Advisor to L.E.K. Consulting, a global strategy consulting firm, and has nearly 30 years of domestic and international experience in advising biopharmaceutical, life sciences and medical technology companies. During his tenure at L.E.K., Mr. Kozin held positions of increasing responsibility that culminated in serving as the President of the North American practice from 1997 to 2012. Currently, Mr. Kozin sits on the board of directors at three additional publicly traded companies, Endocyte, Inc. (ECYT), OvaScience, Inc. (OVAS) and UFP Technologies (UFPT). He also serves on the Strategic Advisory Board of HealthCare Royalty Partners. Mr. Kozin received his B.A., magna cum laude, in Economics from Duke University and an M.B.A. with distinction from The Wharton School of the University of Pennsylvania.
Mr. Kozin brings to our Board his strong background in all aspects of strategic planning for biotechnology companies and his broad experience advising life sciences companies in a wide variety of strategic matters.
Class II Directors (present term expires in 2017)
James W. Fordyce Age: 72	James W. Fordyce has been a director of Dyax since 1995. Since 2001 Mr. Fordyce has been Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. He is currently a member of the Board of Directors of several privately-held companies where he has held executive positions. He is Chairman Emeritus of the Board of Directors of the Albert and Mary Lasker Foundation.
Mr. Fordyce has extensive experience as a venture capital investor in life science companies. Through his service as an outside director and executive roles in several development stage companies, Mr. Fordyce brings to our Board his insight into business development and strategic planning, as well as his experience in finance, compensation and governance issues.
Mary Ann Gray Age: 62	Mary Ann Gray, PhD has been a director of Dyax since February 2004 and has served as our Lead Director since 2010. Dr. Gray established Gray Strategic Advisors, LLC in August 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody, and held similar positions with Warburg Dillon Read and with Raymond James & Associates. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She also serves as a director of Acadia Pharmaceuticals, Inc., Senomyx, Inc., and TetraLogic Pharmaceuticals Corporation all publicly-held biotechnology companies.
Dr. Gray has extensive experience as a financial analyst in the healthcare industry and as a consultant to biotechnology companies, as well as experience in industrial and academic research. Dr. Gray brings to our Board this background in scientific research and development as well as her knowledge of the financial markets. She also has experience as a director of several other public and private biotechnology companies.

Name and Age	Business Experience During Past Five Years and Other Directorships
Thomas L. Kempner Age: 86	Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before it merged with Biotage and the combination was renamed Dyax Corp. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of IGENE BioTechnology, Inc., and Intersections, Inc.
Mr. Kempner has extensive experience with capital markets transactions, including in his capacity as an investor in several biotechnology companies. He brings to the Board his knowledge of finance and financial markets and his management experience. Mr. Kempner has also served as a director of several public companies in a broad range of industries.

WE RECOMMEND A VOTE “FOR” EACH OF OUR THREE CLASS III DIRECTOR NOMINEES

PROPOSAL 2

Ratification of Independent Registered Public Accounting Firm

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for each of the years ending December 31, 2014, 2013 and 2012. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2015. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2014 and 2013 may be found in “Audit Fees” below. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Dyax and its stockholders.

Vote Required

The affirmative vote of a majority of the total votes cast on this proposal, represented in person or by proxy, will constitute the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 fiscal year. Abstentions and broker non-votes will not be treated as votes cast for the purpose of determining the outcome of the vote on this proposal.

WE RECOMMEND A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CORPORATE GOVERNANCE

Director Independence

Our common stock is listed on the NASDAQ Global Select Market, which requires that a majority of a listed company’s board of directors qualify as “independent” under the applicable NASDAQ listing standards. The board of directors must affirmatively make this determination. In addition, under our Corporate Governance Guidelines, it is our policy that at least two-thirds of the members of our Board of Directors be independent directors.

Our Board of Directors consults with its legal advisors to ensure that its independence determinations, including with respect to directors, director nominees and members of its committees, comply with all applicable securities and other laws and regulations regarding the definition of “independent,” including but not limited to those set forth in pertinent listing standards of NASDAQ, as in effect from time to time. Consistent with these considerations, our Board of Directors has reviewed relevant transactions and relationships between each non-employee director and Dyax, other non-employee directors, our senior management and our independent auditors and has affirmatively determined that all of our non-employee directors are independent directors under the applicable NASDAQ listing standards.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines for the conduct and operation of our Board of Directors. The guidelines cover such topics as board composition and selection, the board’s role, director orientation and education, director compensation, board meetings, board committees, board access to management and use of outside advisors and the evaluation of the board and our Chief Executive Officer.

Board Structure and Leadership

Our Board of Directors believes that there is no single, generally accepted approach to providing board leadership and that, given the dynamic and competitive environment in which we operate, the appropriate board leadership structure may vary as circumstances change. As such, our Board of Directors periodically reviews its leadership structure to confirm that it is an appropriate structure for Dyax at such time.

Dyax currently separates the roles of Chief Executive Officer and Chairman of the Board (“Chairman”). This separation recognizes the independent roles of the Board of Directors, Chairman and Chief Executive Officer. The Board of Directors sets company strategy and provides oversight and accountability for the Chief Executive Officer and company management. The Chairman presides over the Board of Directors and provides guidance to the Chief Executive Officer. The Chief Executive Officer and the balance of the Board of Directors set company objectives with the Chief Executive Officer providing leadership and day to day oversight in furtherance of those objectives. Dyax believes that separation of the Board of Directors and company leadership preserves the independence of these roles and maximizes performance.

Our Board of Directors also has a lead director who is elected by our independent directors to serve for a minimum of one year or until replaced by the independent directors. It is generally expected that the lead director will serve for more than a year, and Dr. Gray has been our lead independent director since 2008. The lead independent director’s responsibilities and authority include the following:

•	With the Chairman, establishing the schedule and agenda for Board meetings and approving information to be sent to our Board of Directors;
•	Serving as chair of board meetings and preside at executive sessions of the Board of Directors in the absence of the Chairman;
•	Being available for communications with our stockholders, as appropriate and in accordance with our policy on stockholder communications with our Board of Directors; and
•	Performing such other duties as may be established or delegated by the Chairman or our Board of Directors.

Director Meeting Attendance

Our Board of Directors held six meetings during 2014. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings held by all committees of our Board of Directors on which such director served, in each case during the periods in which he or she served. In addition to regularly scheduled meetings, the directors participate in telephone interactions and other communications with each other and certain of our officers, as well as with our independent auditors and external advisors, such as legal counsel, consultants and investment bankers. Our directors are encouraged to attend our annual meetings of stockholders, and eight of our nine directors attended our 2014 Annual Meeting of Stockholders.

Board’s Role in Risk Oversight

Our management has the primary responsibility for identifying and managing our business risks, including by overseeing and implementing our enterprise risk management program. Our Board of Directors actively oversees potential risks and our risk management activities, including by discussing with management our risks and the management of such risks at meetings of the Board of Directors and its committees. Our Board of Directors also makes use of the independent understanding and knowledge of many of such risks possessed by our directors. Our Board of Directors regularly reviews our corporate strategy in light of the evolving nature of such risks and makes adjustments to that strategy when appropriate. Our Board of Directors also regularly considers risks facing us when it approves the annual plan and budget and throughout the year as it monitors developments and reviews our financial and other periodic reports.

Our Board of Directors has also delegated risk oversight to the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee within their areas of responsibility. The Audit Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our internal control over financial reporting, periodic filings with the SEC, investment policy, procedures relating to the receipt and treatment of complaints, and policies and procedures designed to ensure adherence to applicable laws and regulations. The Compensation Committee assists our Board of Directors in its risk oversight function with regard to, among other things, assessing risk created by current and proposed compensation policies and practices for all of our employees. The Nominating and Governance Committee assists our Board of Directors in its risk oversight function with regard to, among other things, our management succession plans, the agendas for our Board of Director’s strategy sessions, and our compliance-related policies and practices that are not within the purview of the Audit Committee or are referred to the committee by our Board of Directors.

Our Board of Directors, in conjunction with our compensation committee and company management, have assessed our compensation policies and practices on a company-wide basis to determine if such programs or practices create undesirable or unintentional risks of a material nature. Based on such assessment, we concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer, and controller), and we have posted the text of the policy on our website (www.dyax.com) under “Investors — Corporate Governance.” To facilitate compliance with this policy, Dyax periodically conducts a program of awareness, training and review. The Code of Business Conduct and Ethics complies with the applicable NASDAQ listing standards and SEC rules and regulations, and includes procedures for: (i) the filing, receipt and treatment of complaints regarding suspected improper conduct by our employees, directors, collaborators, vendors, and others associated with Dyax and (ii) the confidential, anonymous submission by employees of concerns regarding any matter covered by the policy.

Committees of the Board

The standing committees of our Board of Directors include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Strategy and Science Committee. Each of these committees is comprised entirely of “independent” directors under the applicable NASDAQ listing standards. The members and chairs of our Board of Directors’ committees are appointed by our Board and may change in the future. Our Board of Directors has no set policy for rotation of committee members or chairs, but it annually reviews committee composition and chair positions, seeking the appropriate blend of continuity and fresh perspectives on the committees. The authority and responsibility of each of these committees are summarized below, and more detailed descriptions of their functions are included in their written charters, which are available on our website at www.dyax.com.

Pursuant to their charters, each of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Strategy and Science Committee is authorized to access, at our expense, such internal and external resources as the particular committee deems necessary or appropriate to fulfill its defined responsibilities. Each committee has sole authority to approve fees, costs, and other terms of engagement of such outside resources.

Below is a chart showing the composition of our standing committees of our Board of Directors as of March 31, 2015.

Audit Committee

The Audit Committee’s responsibilities include:

•	the appointment, compensation, retention (and where appropriate, replacement), and oversight of the work of the outside auditor in preparing or issuing an audit report or related work;
•	overseeing the independence of the outside auditor and approving all auditing services and permitted non-audit services provided by the outside auditor;
•	assisting the Board of Directors in fulfilling its responsibility to oversee Dyax’s accounting and financial reporting processes and audits of the Dyax’s financial statements;
•	reviewing the financial reports and other financial information provided by Dyax, Dyax’s disclosure controls and procedures, and Dyax’s internal accounting and financial controls; and
•	receiving direct reports from the outside auditor and resolving any disagreements between management and the outside auditor regarding financial reporting.

Our Board of Directors has considered and concluded that each of the current members of the Audit Committee satisfies the independence and financial literacy and expertise requirements as defined by applicable NASDAQ listing standards governing the qualifications of audit committee members. Additionally, our Board of Directors has determined that all of the members of the Audit Committee qualify as audit committee financial experts under the rules of the SEC.

The Audit Committee held four meetings during 2014. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on our website at www.dyax.com.

For more information about the Audit Committee, including its audit services pre-approval procedures, see “Audit Committee Report” and “Audit Fees” below.

Compensation Committee

The Compensation Committee’s responsibilities include:

•	reviewing and approving our overall compensation strategy and policies;
•	assessing risk created by current and proposed compensation policies and practices for all of our employees;
•	reviewing and approving performance objectives relevant to the compensation of our executive officers;
•	reviewing and approving compensation and benefits for our executive officers and directors, and making recommendations to our Board of Directors regarding the compensation and benefits for our CEO and the Board of Directors;
•	authorizing and approving equity grants under our equity compensation plans; and
•	overseeing preparation and review of the committee’s report, charter, and the Compensation Discussion and Analysis included in our annual proxy statement.

The Compensation Committee held eight meetings during 2014. The Compensation Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com.

For more information about the processes and procedures of our Compensation Committee, see “Executive Compensation” below.

Nominating and Governance Committee

The Nominating and Governance Committee responsibilities include:

•	recommending guidelines for corporate governance to our Board of Directors and overseeing the effectiveness of corporate governance in accordance with the guidelines;
•	establishing criteria for membership on our Board of Directors; identifying, evaluating, reviewing, and recommending to our Board of Directors qualified director candidates;
•	reviewing and assessing the performance of our Board of Directors and its standing committees;
•	making recommendations to our Board of Directors regarding the appointment of officers; and
•	considering stockholder proposals and suggestions for director nominations.

The Nominating and Governance Committee uses many sources to identify potential director candidates, including the network of contacts among our directors, officers, and other employees, and may engage outside consultants and recruiters in this process. As set forth below under “Stockholder Recommendations for Director Nominations,” the Nominating and Governance Committee will consider director candidates recommended by our stockholders.

In considering candidates for director, the Nominating and Governance Committee will consider all relevant factors, which may include, among others, the candidate’s experience and accomplishments, the relevance of such experience to our business, the availability of the candidate to devote sufficient time and attention to Dyax, the candidate’s reputation for integrity and ethics and the candidate’s ability to exercise sound business judgment. Director candidates are reviewed in the context of the then current composition of our Board of Directors, our requirements and the interests of our stockholders. In conducting this assessment, our Board of Directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of our Board of Directors and our company to maintain a balance of knowledge, experience, and capability. Our Board of Directors believes that its membership should reflect diversity in a broad sense that includes such things as differences of viewpoint, background, professional experience, expertise, education, skills, specialized knowledge, and other individual qualities and attributes. In the case of incumbent directors whose terms of office are set to expire, when determining whether such directors should be nominated for reelection, our Board of Directors reviews each director’s overall service to us during his or her term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such director’s independence. In the case of new director candidates, our Board of Directors also determines whether the nominee is independent for NASDAQ purposes. The Nominating and Governance Committee retains the right to modify these qualifications from time to time.

On February 17, 2015, the Board of Directors approved the director nominees for election at the 2015 Annual Meeting.

The Nominating and Governance Committee held three meetings during 2014. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

Strategy and Science Committee

In January 2013, our Board of Directors established a Strategy and Science Committee to support the Board of Directors in its oversight of the Dyax’s long-term strategic plan as well as the Dyax’s research and development (R&D) activities. The Strategy and Science Committee responsibilities include:

•	advising management on the development and implementation of our strategic plan and assisting the Board of Directors in evaluating such plan and in monitoring our progress in achieving our strategic goals;
•	advising management on the quality, direction and competitiveness of our R&D programs and assisting the Board of Directors in evaluating such programs and in monitoring our progress in achieving our key R&D goals;
•	advising management on any significant R&D opportunities (including acquisitions, joint ventures, and strategic alliances and collaborations) and assisting the Board of Directors in evaluating such opportunities; and
•	advising management on any significant risk exposures applicable to the Company’s strategic plan and R&D programs and assisting the Board of Directors in evaluating such exposures and the steps taken by us to mitigate such exposures.

The Committee held six meetings during 2014. The Strategy and Science Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

Our Board of Directors has adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in Dyax’s best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to SEC rules. In general, these transaction and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board of Directors expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. We have not engaged in any transactions with related persons since the beginning of our last fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2014, the Compensation Committee members were Dr. Gray (“Chair”), Dr. Cohen, and Mr. Kempner, none of whom currently is, or formerly was, an officer or employee of Dyax. None of our executive officers served as a member of the Board of Directors or Compensation Committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

We review the level of compensation of our non-employee directors on a periodic basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources, including publicly available data describing director compensation in peer companies and survey data collected by an independent compensation consultant.

Director Fees.  Those of our directors who are not employees of Dyax receive compensation for their services as directors as follows:

•	for service on the Board of Directors, each director receives an annual retainer of $40,000, except for the Chairman of the Board, who receives an annual retainer of $80,000;
•	each director who serves on the Audit Committee receives an additional annual retainer of $12,500, except for the Chairman of the Audit Committee who receives an additional annual retainer of $25,000;
•	each director who serves on the Compensation Committee receives an additional annual retainer of $7,500, except for the Chairman of the Compensation Committee who receives an additional annual retainer of $17,500;
•	each director who serves on the Nominating & Governance Committee receives an additional annual retainer of $5,000, except for the Chairman of the Nominating & Governance Committee who receives an additional annual retainer of $10,000;
•	each director who serves on the Strategy and Science Committee receives an annual retainer of $12,500, except for the Chairman of the Strategy and Science Committee who receives an annual retainer of $25,000; and
•	the director serving as our lead director receives an additional annual retainer of $10,000.

Stock Options.  In addition to retainer fees, our non-employee directors receive stock options under our Amended and Restated 1995 Equity Incentive Plan for each year of service as a director. Before 2014, directors automatically received options to purchase 75,000 shares when they were elected to a three-year term, which represented 25,000 shares for each year of the three-year term. Starting in 2014, stock options for our non-employee directors elected at the annual meeting were awarded annually.

The Compensation Committee annually reviews data provided by its independent compensation consultant to determine the appropriate target level equity awards for the directors. Based upon this data, the Compensation Committee determined that beginning in 2015, directors elected at the annual meeting will be awarded an option to purchase 50,000 shares that will vest over one year, not three, based upon continued service during the year until the next annual meeting. These annual awards will be phased in as the prior three-year awards become fully vested, as follows:

	Option Award
	2011	2012	2013	2014	2015		2016
Class II Directors (elected in 2014 and 2017)	75,000	—	—	25,000	50,000		50,000
Class III Directors (elected in 2012 and 2015)	25,000	75,000	—	—	50,000		50,000
Class I Directors (elected in 2013 and 2016)	25,000	25,000	75,000	—	25,000	(1)	50,000

(1)	The 2015 grant to the Class I Directors is intended to award the Class I Directors the incremental difference between their 2013 option grant of 75,000 shares, vesting over three years, and the option to purchase 50,000 shares that is being granted to the Class II Directors and Class III Directors in 2015. The additional grant aligns the equity compensation awarded to each of our classes of directors.

Non-employee directors elected between annual meetings automatically receive options to purchase 50,000 shares of our common stock for the portion of a year remaining until the next annual meeting. Stock options granted by us to our non-employee directors have an exercise price equal to the closing price of our common stock on the date of the annual meeting at which they are granted, and expire ten years after the date of grant.

Employee Directors

During 2014, none of our Directors served as an employee of the Company except for Gustav Christensen, who served in a dual capacity as both a Director and the Company’s Chief Executive Officer. Mr. Christensen received no compensation for his service on the Board.

Director Compensation During 2014

The following table sets forth a summary of the compensation earned by our directors during 2014.

	Fees Earned ($)		Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Non-Employee Directors:
Henry E. Blair	92,500			6,000	(3)	98,500
Ron Cohen	47,500			0		47,500
James W. Fordyce	57,500		109,633	0		167,133
Mary Ann Gray	72,500		109,633	0		182,133
Thomas L. Kempner	52,500		109,633	0		162,133
Marc Kozin	115,000	(4)		0		65,000
David J. McLachlan	77,500			0		77,500
Paulo Pucci	62,500			0		62,500
Employee Directors(5):
Gustav Christensen	0		0	0		0

(1)	The following sets forth the aggregate number of shares underlying outstanding options as of December 31, 2014 for each director included in the table:

Director	Option Shares
Ron Cohen	100,000
James W. Fordyce	151,838
Mary Ann Gray	189,107
Thomas L. Kempner	208,000
Marc Kozin	100,000
David J. McLachlan	150,000
Paolo Pucci	75,000
Henry E. Blair	200,000	*
*	Excludes outstanding options to purchase an aggregate of 506,706 shares issued to Mr. Blair in his former capacity as Chief Executive Officer of the Company.
(2)	The amounts reflected in this column represent the grant date fair value of options to purchase 25,000 shares granted during 2014 under the Black-Scholes Option Pricing Model.
(3)	Under the terms of Mr. Blair’s employment agreement with Dyax, which terminated on December 31, 2011, Mr. Blair was entitled to receive $6,000 in 2014 to cover supplemental health costs.
(4)	In 2015, Mr. Kozin received a special cash award of $50,000 in respect of exceptional board service during 2014.
(5)	Mr. Christensen receives no compensation for his service on the Board of Directors. All of his compensation is described below in this Proxy Statement under the heading “Executive Compensation.”

EXECUTIVE OFFICERS

The following section provides biographical information as of April 7, 2015 about our current executive officers.

Name	Age	Position
Gustav Christensen	67	President and Chief Executive Officer
Burt Adelman, M.D.	62	Executive Vice President and Chief Medical Officer
Andrew Ashe	48	Executive Vice President and General Counsel
Todd Bazemore	44	Executive Vice President and Chief Commercial Officer
George Migausky	60	Executive Vice President and Chief Financial Officer

Gustav Christensen

Gustav Christensen has been the President and Chief Executive Officer and a director of Dyax since 2009. From 2007 through 2008, Mr. Christensen served as Executive Vice President and Chief Business Officer of Dyax, overseeing the Company’s partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005 to 2007. He began his career as General Manager at Baxter Travenol Laboratories and subsequently became the Vice President of Business Development at Genetics Institute Inc. Additionally, he has been the chief executive officer or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.

Burt Adelman, M.D.

Dr. Adelman serves as Executive Vice President and Chief Medical Officer and has served as an executive officer of our Company since 2012. He has significant experience and expertise in drug development and commercialization and led the successful development of a number of important biologic and small molecule therapeutics, including Angiomax®, Avonex®, Amevive® and Tysabri®. Dr. Adelman began his career with Biogen Idec (then Biogen) in 1991 as Director of Medical Research, and held positions of increasing responsibility including Vice President, Regulatory Affairs, Vice President, Development Operations, and Executive Vice President, Research and Development. He retired from Biogen Idec as Executive Vice President of Portfolio Strategy in 2007. Since 1991, Dr. Adelman has served as a lecturer in medicine at the Harvard Medical School. He was also a faculty member in the Department of Medicine at the Medical College of Virginia from 1984 to 1991, and Chief of the Hematology-Oncology service at the Hunter Holmes McGuire VA Medical Center. From 2009 to 2010, Dr. Adelman was interim President of Research and Development at Eleven Biotherapeutics, Inc. During 2010, Dr. Adelman served as an advisor to Eleven Biotherapeutics, Inc.

Andrew Ashe

Mr. Ashe serves as Executive Vice President and General Counsel and has served as an executive officer of our Company since 2013. He joined Dyax in 2003 and served as an attorney in our legal department until 2011 when he became our General Counsel. Mr. Ashe now manages the Company’s legal, intellectual property and compliance activities, and also oversees the human resources, facilities and information technology departments within Dyax. He also serves as the Company’s Corporate Secretary. Prior to joining Dyax, Mr. Ashe practiced law as a corporate attorney at Nutter, McClennen & Fish and Prince, Lobel & Tye, two private law firms based in Boston, Massachusetts. Previously, he also worked as a specialist and senior options analyst at the American Stock Exchange in New York. Mr. Ashe received his law degree from The George Washington School of Law and a Bachelors in Business Administration from the University of Massachusetts, Amherst.

Todd Bazemore

Mr. Bazemore has served as Executive Vice President and Chief Commercial Officer since joining Dyax in April 2014. He oversees all aspects of Dyax’s commercial department including sales, marketing, commercial analytics, market access and patient services. Mr. Bazemore has twenty years of leadership and commercial operating experience in sales, marketing and managed markets. Prior to joining Dyax he served as Vice President, Managed Markets at Sunovion Pharmaceuticals, Inc. (formerly Sepracor). During his time at Sunovion, he held several roles in marketing and sales leadership including: Vice President of Sales and Marketing for the Sunovion Respiratory Business Unit and Vice President of Sales for the Pinnacle Sales Team, which was responsible for promoting OMNARIS®, as well as LUNESTA®. Mr. Bazemore has been a part of building and overseeing multiple sales and marketing teams responsible for several successful new product launches including LUNESTA®, BROVANA® and XOPENEX®. He received his Bachelors of Science from the University of Massachusetts, Lowell.

George Migausky

Mr. Migausky has served as Executive Vice President and Chief Financial Officer since joining Dyax in 2008. Prior to joining Dyax, he served as CFO of Wellstat Management Company, a privately-held company responsible for the strategy, business development and operations of an affiliated group of five life science companies. From 1990 to 2004, Mr. Migausky served as CFO at IGEN International where he was instrumental in preparing the Company for its initial public offering in 1994, its merger with F. Hoffman La Roche in 2004 and the simultaneous spinoff of BioVeris Corporation as an independent public company. He then served as CFO of BioVeris through to 2008. Mr. Migausky received a Master of Business Administration from Babson College and a Bachelors of Science from Boston College.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our executive compensation program and policies, decisions we have made under such program and policies, and our rationale for such decisions with respect to 2014 for Mr. Christensen, Dr. Adelman, and Messrs. Ashe, Bazemore and Migausky, whom we refer to as our Named Executive Officers. Later in this proxy statement, you will find a series of tables containing specific information about the compensation earned or paid to these individuals in 2014. The discussion below is intended to help you understand the detailed information provided in those tables and to put that information into context with our overall compensation program for our Named Executive Officers.

Executive Summary

Our compensation program is intended to align our Named Executive Officers’ interests with those of our stockholders by incentivizing and rewarding performance. Our Named Executive Officers’ total compensation is comprised of different components, including base salary, cash incentives and stock-based compensation. Consistent with our pay-for-performance philosophy, the Compensation Committee links the compensation of our Named Executive Officers to performance by emphasizing equity compensation opportunities and cash incentives. Also consistent with this philosophy, the total compensation received by our Named Executive Officers will vary from year to year and among our Named Executive Officers based on corporate and individual performance, including as measured against annual objectives that are pre-established by the Compensation Committee.

For 2014, the Compensation Committee established corporate performance objectives that we believed were important for potentially creating long-term stockholder value. In January 2015, the Committee reviewed Dyax’s performance during 2014 and determined that the Company had achieved or exceeded each of its objectives, including advancing the development of DX-2930 and our pre-clinical pipeline, growing sales revenues and cash contributions of KALBITOR® (ecallantide), managing our financial resources, and improving employee performance, evaluation and retention programs.

Our Compensation Committee generally does not target the amount of compensation to be paid to individual Named Executive Officers based on peer group companies, but it does consider peer data for purposes of assessing the competitiveness of the executive compensation program. An individual Named Executive Officer may earn more or less than the market median depending on factors described below, including the individual’s experience and background, role, and past and future performance.

2014 Advisory Vote on Compensation (“Say-on-Pay”)

At the 2014 annual meeting of stockholders, we held our second advisory vote on Dyax’s executive compensation. Approximately 99% of the votes cast on the “say-on-pay” proposal were in favor of our named executive officer compensation as disclosed in our proxy statement for the 2014 meeting, thereby approving our named executive officer compensation on an advisory basis. Our Compensation Committee reviewed the final vote results and determined that, given the significant level of stockholder support, no material changes to our executive compensation policies and programs were necessary at that time. At the 2011 annual meeting of stockholders, we were approved to have an advisory vote on our Named Executive Officer compensation every three years.

Executive Compensation Policies

The primary objectives of our executive compensation program are to attract and retain the highest quality executive talent and reward executive officers who contribute to the long-term success of our business, which is focused on the discovery, development, and commercialization of novel biotherapeutics for unmet medical needs. Additionally, we seek to align compensation with the achievement of key business objectives. Short-term incentive compensation is included to encourage effective performance towards the achievement of these objectives. Executive compensation also includes long-term equity awards, which provide incentives to maximize long-term stockholder value and by their nature reward performance that enhances long-term stockholder value.

In implementing our executive compensation program, we use the following principles to guide our decisions regarding executive compensation:

•	Pay-for-Performance. Total compensation should reflect a “pay-for-performance” philosophy such that a substantial portion of executive compensation should include short- and long-term incentive awards that are tied to the achievement of the short- and long-term performance objectives of both Dyax and the individual.
•	Independent and Informed Judgment. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program.
•	External Competitiveness. We strive to ensure that the total compensation of our Named Executive Officers is competitive with peer companies so that we can attract and retain high performing key executive talent. Given the highly competitive landscape for top talent and our relative position to compete for that talent, we recognize that it may, in some instances, be necessary to pay above market rates to attract critical talent.

To ensure that our executives’ total compensation levels are competitive, our Compensation Committee, in consultation with its independent advisors and our senior management, periodically reviews the compensation policies and practices of other companies in our peer group, which we structure to include companies with certain common characteristics, including other biotechnology and pharmaceutical companies that are publicly-traded, operate at a similar stage of development, and have a similar market capitalization.

Our Compensation Committee generally does not target the amount of compensation to be paid to individual Named Executive Officers based on our peer group, but it does consider peer data for purposes of assessing the competitiveness of the executive compensation program. The Compensation Committee also periodically reviews the composition of the peer group itself, in consultation with its independent advisors and senior management, to ensure that the peer group continues to accurately reflect comparable companies as our business evolves.

•	Internal Parity. To the extent practicable, base salary levels and short- and long-term incentive target levels for similarly-situated executives within the Company should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.
•	Alignment with Stockholders’ Interests. Total compensation levels should include equity-based awards so that a component of each executive officer’s compensation is tied to stockholder returns and the Company’s overall performance.
•	Simplicity and Flexibility. Our executive compensation program should be straightforward and easy to understand for both our executives and stockholders. The compensation program should also be sufficiently flexible to be able to adapt to rapid changes in the competitive environment for executives in the biotechnology and pharmaceuticals sectors.
•	Transparency. We strive to make our compensation decisions transparent to our executives, employees, and stockholders by communicating openly regarding our compensation process, pay structure, and performance objectives.
•	Avoidance of Perquisites. Although we may in the future consider certain perquisites that are common and appropriate for similarly-situated executives of public companies, as a general matter, we avoid the payment of perquisites to our Named Executive Officers and did not provide any perquisites during 2014.

Independent Compensation Consultants

To assist our Compensation Committee in executing our executive compensation policy for 2014, the Committee retained Arnosti Consulting, Inc. (“ACI”), an independent compensation consultant, to advise the Committee. In appointing ACI, the Committee determined that ACI is independent and its engagement does not pose a conflict of interest.

For 2014, ACI prepared an extensive review and analysis of our executive compensation program, including a market analysis of each of the three main components of compensation: base salary, short-term incentive compensation and long-term equity awards. As part of the review and analysis, ACI made recommendations to the Compensation Committee. Additionally, ACI was engaged to review our executive compensation practices with respect to industry best practices and to make recommendations for changes in our practices as appropriate.

Review and Analysis of Peer Group Data

At the end of each year, we review our executive compensation program against trends in the market and the compensation practices of our peer group. Companies selected for our peer group consist of other biotechnology and pharmaceutical companies that are publicly traded, operate at a similar stage of development, and have a similar market capitalization.

It was determined that the full peer group established by our Compensation Committee in 2013 would be used to generate the competitive compensation survey data and gauge whether each element of prospective executive compensation for 2014 accomplished our objective of maintaining a competitive compensation structure as compared with similarly situated companies in the biotechnology industry. This data was used to determine base salary increases and equity awards in 2014. We refer to this peer group as the “2013 Peer Group.” This group consisted of the following companies:

• Affymax	• Osiris Therapeutics
• AMAG Pharmaceuticals	• Pozen
• ArQule	• Progenics Pharmaceuticals
• AVANIR Pharmaceuticals	• Santarus
• AVEO Pharmaceuticals	• Savient Pharmaceuticals
• Depomed	• Spectrum Pharmaceuticals
• Halozyme Therapeuticas	• Targacept
• InterMune	• Trius Therapeutics
• Maxygen	• ViroPharma
• NPS Pharmaceuticals	• Xenoport
• Optimer Pharmaceuticals	• Xoma

In the last quarter of 2014, the Compensation Committee in consultation with our compensation consultant revised our peer group list to the group of companies set forth below to replace companies that had been acquired or no longer met the criteria in light of a significant increase in our market capitalization, as well as other factors such as maintaining a peer group that represents companies within our industry, at similar stages of development and with similar financial profiles and business models. We refer to this peer group as the “Current Peer Group.”

Fifteen companies were eliminated that no longer conformed to our peer group profile and replaced with seventeen new companies with more comparable profiles. The companies eliminated from our prior peer group list were: Affymax, ArQule, AVEO Pharmaceuticals, Intermune, Maxygen, Optimer Pharmaceuticals, Pozen, Progenics Pharmaceuticals, Santarus, Savient Pharmaceuticals, Targacept, Trius Therapeutics, ViroPharma, Xenoport and Xoma. The Current Peer Group consists of the following companies:

• AMAG Pharmaceuticals	• Array Biopharma
• Arena Pharmaceuticals	• Avanir Pharmaceuticals
• Ariad Pharmaceuticals	• Clovis Oncology
• Depomed	• Medivation
• Emergent Biosolutions	• Momenta Pharmaceuticals
• Exelixis	• Nektar Therapeutics
• Halozyme Therapeutics	• Neurocrine Biosciences
• Infinity Pharmaceuticals	• NPS Pharmaceuticals
• Isis Pharmaceuticals	• Osiris Therapeutics
• Ironwood Pharmaceuticals	• PDL Biopharma
• Mannkind	• Seattle Genetics
• Medicines Company	• Spectrum Pharmaceuticals

Survey data from the Current Peer Group were considered by the Compensation Committee in order to determine the appropriate variable compensation, including any bonuses awarded, which were payable to executives in March 2015 for performance during 2014.

Oversight of Our Executive Compensation Program

Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing, and maintaining the compensation program for our executive officers, as determined under the rules and regulations of NASDAQ; to approve all matters relating to the compensation of our executive officers, including our Named Executive Officers, and non-employee directors as well as certain matters for all employees.

Our Chief Executive Officer evaluates the performance of the other Named Executive Officers, and makes recommendations to our Compensation Committee based upon those evaluations and a review and analysis of competitive market data. However, our Compensation Committee ultimately determines the compensation to be paid to such other Named Executive Officers. The Committee maintains full discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer.

Our Chief Executive Officer provides data and suggestions to the Compensation Committee with respect to his own compensation, but he is not present when the Compensation Committee and our independent directors discuss and determine his compensation. Annually, the Committee reviews the corporate objectives relevant to our Chief Executive Officer’s compensation and makes a recommendation to the independent directors of the Board of Directors. The Committee also solicits annually the independent directors’ evaluations of our Chief Executive Officer’s performance, in light of those objectives, and recommends to the independent directors proposed compensation for our Chief Executive Officer based on that evaluation. The independent directors, without our Chief Executive Officer being present, make the final approval of his compensation on the basis of this recommendation. In establishing the long-term incentive components of our Chief Executive Officer’s compensation, the Committee considers the Company’s performance, the value of similar incentive awards to chief executive officers in our peer group, and such other factors as the Committee may consider relevant. Our Chief Executive Officer’s cash compensation and the objectives relevant to that compensation are subject to final review and approval by the independent directors of the Board of Directors. The Committee makes the final determination regarding all equity awards to our Chief Executive Officer. During 2014, that determination was made after consulting with the members of the Board other than our Chief Executive Officer.

Elements of Executive Compensation Program for 2014

Our compensation program for executive officers, including our Named Executive Officers, consists of the following elements:

•	annual base salary;
•	annual variable cash compensation;
•	long-term incentives provided in the form of annual equity awards; and
•	standard employee benefits.

Our Compensation Committee does not have any pre-established policies relating to the allocation of these compensation elements within the total compensation of each executive. Instead, in determining the amount of each element in comparison to the total compensation opportunity for each executive, our Compensation Committee considers competitive factors identified in the Committee’s review of the compensation data from our peer group as well as our historical compensation practices. Our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program. The following discussion describes how each of the individual elements of compensation fits into our overall compensation objectives and describes how and why compensation decisions for 2014 were made with respect to each element.

Annual Base Salary

The principal objective of base salary is to provide our executive officers with a current and predictable level of income that is competitive with our industry and our peer group. To remain competitive, we believe that base salaries should be competitive with similarly situated executives in our peer group. Consequently, base salaries are evaluated annually by our Compensation Committee in accordance with the compensation data available with respect to our peer group, and then adjusted as appropriate to take into account each executive’s individual performance, responsibilities, and overall experience.

The market data reviewed at the beginning of 2014 indicated that the aggregate base salaries of our Named Executive Officers was consistent with similarly situated executives (e.g., those with similar titles and/or responsibilities) in our peer group. The base salary increases for 2014 for our Named Executive Officers were 6.3% for Mr. Christensen, 10% for Dr. Adelman, 6.1% for Mr. Ashe and 3.9% for Mr. Migausky.

Annual Variable Cash Compensation

Our Compensation Committee has the authority and discretion to award annual variable cash compensation to our executive officers, including short-term incentive compensation. The purpose of the variable cash compensation program is to provide incentives for our executive officers to achieve the annual corporate and individual performance objectives developed from our annual business review and adjusted during the course of the year to reflect any changes in our operating plans and strategy. Our annual variable cash compensation program is a key element of annual compensation for our executive officers. The program is structured to provide competitive incentive opportunities to our executives so that we retain our existing executives and are positioned to compete for highly talented executives.

The Compensation Committee establishes a variable cash compensation target amount for each executive officer. This amount is calculated as a percentage of the officer’s base salary. In the first quarter of each year, the target amounts are reviewed and revised as necessary to realign variable compensation target amounts with competitive market compensation paid to similarly situated executives in our identified peer group and also to properly address individual responsibilities and experience. The extent to which these target amounts are awarded is based primarily upon an assessment of corporate achievement of the performance objectives and an assessment of each executive’s achievement of individual performance objectives. The table below sets forth the target variable amounts (as a percentage of base salary) for each of our Named Executive Officers for 2014, as well as the proportions of their target variable amounts that are based on corporate achievement of performance objectives and the officer’s achievement of individual performance objectives.

Named Executive Officer	Target Variable Amount (% of Base Salary)	Proportion of Target Variable Amount Based on Short-Term Incentive Plan	Proportion of Target Variable Amount Based on Individual Performance
Gustav Christensen	65.0%	100%	0%
Burt Adelman	50.0%	80%	20%
Andrew Ashe	45.0%	80%	20%
Todd Bazemore	45.0%	80%	20%
George Migausky	45.0%	80%	20%

Notwithstanding the target variable amounts set in the first quarter of each year, the Compensation Committee retains full discretion to adjust individual target variable amounts upwards for exceptional performance, and to otherwise adjust variable compensation upwards or downwards to respond to changes in competitive compensation or other factors not measured by corporate or individual performance in any given year.

Corporate Performance Evaluation Process

At the beginning of each year, the Board of Directors establishes objectives against which it will evaluate the Company’s performance at the end of the year for purposes of making executive compensation decisions, based upon the recommendation of the Compensation Committee. The Compensation Committee develops these objectives in consultation with senior management and endeavors to make the objectives consistent with the Company’s strategic plan and operating budget for the year, with the expectation that the Company will achieve its baseline objectives for the year and that scoring of the objectives at the end of the year will likely yield a bonus payout at or about the target variable amount. The weight given to the various Company objectives is based on the Compensation Committee’s and the Board’s subjective determination of the Company’s relative strategic and operating priorities for the upcoming fiscal year. Whenever possible, the Compensation Committee attempts to develop quantitative measures of performance to provide clarity throughout the year about how the Company is progressing against its objectives.

In addition, our Chief Executive Officer works with each executive officer to establish his or her individual annual performance objectives. Unlike overall corporate performance individual executive performance objectives are not established or scored strictly on a mathematical calculation (other than for our Chief Executive Officer whose bonus is derived from the corporate performance score). Rather, individual executive performance objectives are established in a manner that allows for more qualitative and subjective assessment. Accordingly, each specific goal established for our executive officers is not scored on an individual basis, but rather, our Chief Executive Officer evaluates the executive’s overall achievement of his or her performance objectives as well as his or her contributions to the Company’s corporate objectives and makes a recommendation based on the executive’s target variable amount for each executive officer to the Compensation Committee. The Compensation Committee believes that our Chief Executive Officer is in the best position to evaluate the performance of the executives, other than himself, and the Compensation Committee believes that substantial deference to our Chief Executive Officer’s evaluation of such executives and his recommendations is generally appropriate.

2014 Corporate Performance

In 2014, our strategic business objectives focused on (i) commercialization objectives for KALBITOR (ecallantide) in the United States for the treatment of hereditary angioedema (“HAE”), (ii) advancing the development of DX-2930 and other pipeline products, (iii) managing financial resources, and (iv) improving employee performance, evaluation, and retention programs. In line with this strategic focus, the Compensation Committee measured corporate performance during 2014 by evaluating achievement against certain key 2014 corporate objectives and other accomplishments considered by the Compensation Committee, as follows:

•	Achievement of target net sales of KALBITOR in the U.S.

For 2014, net sales of KALBITOR were $68.3 million, significantly exceeding our target and representing 69% growth over 2013 net sales.

•	Achievement of target profit margins for the KALBITOR “product line” for 2014.

KALBITOR sales during 2014 significantly exceeded the expenses incurred in connection with KALBITOR commercial, regulatory, and development activities, generating positive cash flow to the Company.

•	End 2014 with target levels of cash, sufficient to support forecasted business operations through 2015.

We ended 2014 with available cash and cash equivalents of $185 million. This represents an increase of $74 million from 2013 and at a level that we believe is sufficient to support forecasted business operations well beyond 2015.

•	DX-2930 Phase 1a clinical trial completed and results presented.

The DX-2930 Phase 1a trial dosing was successfully completed and results were presented on schedule in February, 2014.

•	DX-2930 Phase 1b complete accrual of planned dosing cohorts in 2014.

The DX-2930 Phase 1b trial dosing was completed ahead of schedule, allowing trial to be extended (doubling the number of patients dosed and adding two additional cohorts) without delay to timeline.

•	Advancing the development of DX-2930 in indications other than HAE and other pre-clinical candidates.

During 2014, we made significant progress in our evaluation of DX-2930 in other indications, including diabetic macular edema, and in advancing the development of other pre-clinical candidates.

•	Achievement of target employee retention rates.

During 2014, we had an employee retention rate of 95%.

The Committee noted that these as well as the Company’s other objectives, had been fully achieved or exceeded and accordingly established the corporate performance rating for 2014 at 120%.

Performance of Chief Executive Officer

In accordance with our compensation policies, and to appropriately reflect his ultimate responsibility for the achievement of our corporate objectives, the annual variable compensation award for our Chief Executive Officer is derived from the corporate performance rating, so Mr. Christensen’s award was set at 120% of his 2014 target incentive amount.

Performance of Other Named Executive Officers

As is the case for corporate performance, the individual performance ratings of our other Named Executive Officers are established in accordance with a performance scale, under which target performance is scored at 100%. The Compensation Committee may also consider subjective performance criteria, including leadership, management, judgment and decision-making skills, results orientation and communication. To the extent that an executive’s actual performance exceeded expected performance levels, the executive may receive an individual performance rating in excess of 100%.

For 2014, the individual performance ratings of our other Named Executive Officers Committee reflected the following responsibilities and notable accomplishments:

•	Dr. Adelman is responsible for all aspects of research, development, regulatory affairs, medical affairs, drug manufacturing and supply chain management. This applies to all products in development and commercial products including managing all aspects of development of DX-2930. During 2014, his accomplishments included the successful completion of the Phase 1a trial and the initiation and expansion of the planned Phase 1b trial (doubling the number of patients dosed and adding two additional cohorts) without delay to the Company’s timeline. Through his management of our research, development, regulatory, and medical affairs departments, Dr. Adelman was also responsible for an expansion of the KALBITOR label to include pediatric patients, advancing the evaluation of DX-2930 in non-HAE indications, and progressing the development of other pre-clinical candidates within our pipeline.
•	Mr. Ashe successfully led our Legal, Human Resources, Facilities, and Information Technology departments to achieve all of their respective departmental objectives at or below budget forecasts. These objectives included managing our legal and commercial compliance and risk mitigation programs, improving corporate culture and systems to recognize and reward employee performance, managing the IT department to achieve 99% uptime of relevant network and data systems, exceeding our corporate objective for employee retention by retaining 95% of our employees and overseeing the inclusion of the Company in The Boston Globe’s list of the Top Places to Work in 2014.
•	Mr. Bazemore joined Dyax in April 2014 to oversee Dyax’s Commercial department, which significantly exceeded forecasted KALBITOR revenue and net cash flow targets in 2014. In addition, Mr. Bazemore was responsible for expanding our KALBITOR home infusion and specialty pharmacy networks to improve patient access and convenience, and for launching a consignment program to increase the number of hospitals that carry KALBITOR as an available treatment.
•	Mr. Migausky is responsible for the management of our Finance and Business Development departments and, during 2014, led many successful efforts to broadly improve our financial condition. These efforts included completing an $80 million equity financing, improving budgeting and forecasting activities and tightly managing department spending levels without sacrificing projects or timelines. As a result, we ended the year with $185 million in cash and cash equivalents and an operating cash burn of approximately $10 million.

For 2014, based upon the achievement of the key objectives outlined above and in recognition of the collaborative and supportive nature in which each of the Named Executive Officers achieved their individual objectives, the Compensation Committee approved individual performance ratings of 120% for each of Dr. Adelman and Messrs. Ashe, Bazemore, and Migausky.

Calculation of Short-term Incentive Compensation and Other Variable Compensation Amounts

In general, the variable compensation payable to our Chief Executive Officer is calculated derived from our annual corporate performance score under our short-term incentive plan and the variable compensation payable to our other Named Executive Officers is based 80% on our annual corporate performance under our short-term incentive plan and 20% on the executive’s individual performance score. As a result, the variable compensation for each Named Executive Officer was calculated as follows:

Named Executive Officer	2014 Salary (A)	Target Variable Compensation (B)	Proportion of Target Variable Compensation Payable Based on Short-term Incentive Plan (C)	Proportion of Target Variable Compensation Based on Corporate Performance Score (D)	Proportion of Target Variable Compensation Based on Individual Performance (E)	Individual Performance Score (F)	2014 Variable Compensation(1)
Gustav Christensen	$620,000	65%	100%	120%	0%	N/A	$483,600
Burt Adelman	$440,000	50%	80%	120%	20%	120%	$264,000
Andrew Ashe	$350,000	45%	80%	120%	20%	120%	$189,000
Todd Bazemore	$340,000	45%	80%	120%	20%	120%	$183,600
George Migausky	$380,000	45%	80%	120%	20%	120%	$205,200

(1)	All amounts of variable compensation were calculated based upon the following formula: (A)*(B) *[(C)*(D) + (E)*(F)]. The 2014 variable compensation was paid to each of the Named Executive Officers in March 2015.

Equity Awards

We make annual equity award grants to our executive officers, including our Named Executive Officers, under our Amended and Restated 1995 Equity Incentive Plan, or the Plan. Annual equity awards serve the principal objective of aligning the long-term financial interests of our executive officers with those of our stockholders. To encourage retention and focus our executives on building long-term value for our stockholders, we typically structure our annual equity awards so that the executive’s interest in the award will become vested over a service period of four years. Individual performance is also a factor in the determination of equity awards and the size of an award is often structured to recognize the recipient’s experience, background, role, and past and expected future performance. Our practice has been to grant equity awards following our annual performance cycle at our regularly scheduled Board of Directors meeting in February of each year.

Historically, the primary form of equity compensation awarded by us and other companies in our peer group consisted almost entirely of incentive and non-qualified stock options. We selected this form of equity compensation because of its favorable accounting and tax treatments and the practices of other companies in our industry. However, for 2014, the Compensation Committee approved granting annual equity awards, consistent with the recommendations of ACI, representing a mix of stock options and full-value restricted stock units, or RSUs, to all of the Company’s employees, including the Named Executive Officers. In consulting with ACI, the Compensation Committee decided that each RSU would be valued at a ratio of 1:2 in comparison to stock options and each award will be structured based on stock option equivalents, with 75% of those equivalents being awarded as stock options and 25% as RSUs.

For the 2014 awards, ACI provided data to determine appropriate target level equity awards for each of our Named Executive Officers based on market data from executive officers at the companies in our peer group.

Other Employee Benefits

We maintain medical, dental, vision, accidental death, disability, life insurance, a 401(k) plan, and other customary benefits for all of our employees, as well as customary vacation, leave of absence, and similar policies. Our executive officers, including our Named Executive Officers, are entitled to participate in these programs on the same basis as our other employees. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executive officers or employees; however, our Compensation Committee in its discretion may revise, amend or add to an executive officer’s benefits if it deems it advisable to do so at any time.

Retention Agreements

We have entered into Retention Agreements with each of our Named Executive Officers. These retention agreements provide for severance benefits in the event that the executive’s employment is terminated (i) by the Company at any time (before or after a change of control) for any reason other than cause, death or disability, or (ii) by the executive for good reason following a change of control. Forms of these Retention Agreements have been filed with the SEC. These agreements are important in the recruitment and retention of executive officers, as most of the companies in our peer group with which we compete for executive talent have similar agreements in place for their executive officers. These agreements are also intended to reinforce and encourage the continued attention of our executive officers to their assigned duties without distraction in the event of a proposed change of control transaction.

In the event that the executive’s employment is terminated prior to a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental, and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (ii) the executive will continue to receive his or her base salary for 18 months (for the Chief Executive Officer) or for 9 months (for the other executives); (iii) the executive will receive, in a lump sum, the pro-rata portion of the executive’s variable compensation earned, if any, through the date of termination (or, if not determinable, then a pro-rata portion of the executive’s target variable compensation, based upon the number of calendar days the executive was employed during the fiscal year in which termination occurs); (iv) all of the executive’s outstanding stock options and restricted stock units that are unvested will continue to vest for 18 months (for the Chief

Executive Officer) or for 9 months (for the other executives); and (v) all of the executive’s outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) and 12 months (for the other executives) but in no event beyond the maximum term of any stock options.

In the event that the executive’s employment is terminated after a change in control: (i) the executive will continue to receive full benefit coverage, including medical, dental and life insurance coverage, for 18 months (for the Chief Executive Officer) or for 12 months (for all other executives); (ii) the executive will receive, in a lump sum equal to a pro-rata portion of the executive’s target variable compensation (based upon the number of calendar days the executive was employed during such fiscal year) plus 100% of the executive’s base salary and target bonus (or 150% in the case of the Chief Executive Officer); (iii) all of the executive’s outstanding stock options and restricted stock units that are unvested will vest immediately; and (iv) all of the executive’s outstanding stock options will remain exercisable for 21 months (for the Chief Executive Officer) or for 15 months (for the other executives) but in no event beyond the maximum term of any stock options.

Under these agreements, each executive agrees to execute a release of claims in a form satisfactory to us and not to compete against us or solicit employees or customers for a period ranging from 12 – 21 months following termination (for the Chief Executive Officer) or 12 – 15 months (for the other executives).

Each agreement has a one-year term and is automatically renewed each year unless one year prior notice is given of the Company’s intention not to extend the term of the agreement; provided, however, that in any event the agreement shall continue in effect for one year following a change in control that occurs during the term of the agreement.

A detailed discussion of the amounts payable to each executive under these agreements is provided later in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

401(K) Plan

We provide a 401(k) Plan to our employees under which they may defer compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Under our current 401(k) Plan, Dyax provides a fully vested contribution equal to 3% (an amount equal to 50% of the deferral contributions subject to a maximum of 6% of eligible compensation contributed to the Plan) of each employee’s base salary and, if elected, bonus payments for each plan year. All contributions to the 401(k) Plan by or on behalf of employees, including the Company’s 3% contribution, are subject to the aggregate annual limits prescribed by the code.

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain qualified or non-qualified defined benefit plans for our executive officers or other employees.

Claw-back Policy

The Compensation Committee has adopted a claw-back policy, which provides that in the event of an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, the Committee has the right to require forfeiture of any excess incentive-based compensation awarded as a result of the misstatement (i) to any of our current or former Chief Executive Officers or Chief Financial Officers who received incentive based compensation (including variable cash compensation, stock options or restricted stock units) during the three-year period preceding the date on which Dyax is required to prepare the restatement or (ii) to any employee or former employee who caused or partially caused the need for the restatement. Any such employee who caused or partially caused the need for the restatement shall also forfeit all payments of severance made during the three-year period before the filing of the restatement. This policy shall be deemed automatically amended to incorporate any applicable “clawback,” “recoupment,” or similar requirement imposed hereafter by law or any stock exchange listing standard, whether or not explicitly adopted by the Company and shall otherwise be interpreted in the best business judgment of the Committee or our Board of Directors.

Tax and Accounting Implications

Compensation Deductibility

We consider the potential impact of Section 162(m) of the Internal Revenue Code, or Code, which denies a Federal income tax deduction for any individual compensation exceeding $1,000,000 in any taxable year for the chief executive officer and the three highest compensated executive officers (other than the chief financial officer). This limitation does not, however, apply to compensation that is performance-based under a plan that is approved by the stockholders and that meets other requirements. Based on these requirements, we attempt to limit the impact Section 162(m) will have on our ability to deduct compensation, but in appropriate circumstances we will pay compensation that is not deductible under Section 162(m) if necessary and in the best interests of stockholders.

***********

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, in reliance on such review and discussions, the Compensation Committee has approved that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee,

Mary Ann Gray, Chair
Ron Cohen
Thomas L. Kempner

Summary Compensation Table

The following table sets forth information regarding compensation earned during 2014 and the prior two fiscal years by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Compensation (NEIC) ($)(4)	All Other Compensation ($)		Total Compensation ($)
Gustav Christensen President and Chief Executive Officer	2014	636,826	—	510,000	1,959,600		483,600	14,922	(5)	3,604,948
	2013	583,495	32,092	—	758,640		304,876	10,898	(6)	1,690,001
	2012	580,685	314,183	222,000	286,110			11,953	(7)	1,414,931
Burt Adelman* Executive Vice President of Research and Development and Chief Medical Officer	2014	449,231	—	382,500	1,469,700		264,000	11,501	(8)	2,576,932
	2013	390,577	53,400	—	1,098,414		121,600	11,214	(9)	1,675,205
	2012	324,289	144,467	—	435,491			9,457	(10)	913,704
Andrew Ashe** Executive Vice President and General Counsel	2014	359,615	—	244,800	940,608		189,000	8,641	(11)	1,742,644
	2013	322,809	37,220	—	350,558		87,780	8,460	(12)	806,827
	2012	273,861	91,652	22,200	128,839	(13)		8,310	(14)	524,862
Todd Bazemore*** Executive Vice President and Chief Commercial Officer	2014	239,308	—		1,097,925		183,600	6,672	(15)	1,527,505

George Migausky Executive Vice President and Chief Financial Officer	2014	391,883	—	244,800	940,608		205,200	11,501	(16)	1,793,992
	2013	365,791	43,800	—	265,524		111,200	9,972	(17)	796,287
	2012	364,029	144,780	70,300	90,602			9,822	(18)	679,533

(1)	The amounts shown in this column represent the portion of annual variable cash compensation awarded based upon the discretion of our Compensation Committee outside of our short-term incentive compensation plan, including amounts based primarily on individual performance. For 2013, the amount in this column, when combined with the amount of Non-Equity Incentive Compensation (NEIC) included in the column to the right, equals the total variable cash compensation paid to each Named Executive Officer for performance during 2013. See also Note (4) below.
(2)	The amounts shown in this column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock units granted based on the closing market price of the underlying stock on the grant date.
(3)	The amounts shown in this column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of options granted using the Black-Scholes Option Pricing Model. Refer to note 10 of the Company’s financial statements in the Form 10-K for further information.
(4)	The amounts shown in this column represent the portion of annual variable cash compensation payable under our short-term incentive plan based on corporate achievement of pre-determined corporate performance objectives for the year.
(5)	Includes $7,800 in 401K company match and $7,122 in group term life insurance paid by Dyax.
(6)	Includes $4,040 in 401K company match and $6,858 in group term life insurance paid by Dyax.
(7)	Includes $5,095 in 401K company match and $6,858 in group term life insurance paid by Dyax.
(8)	Includes $7,800 in 401K company match and $3,701 in group term life insurance paid by Dyax.
(9)	Includes $7,650 in 401K company match and $3,564 in group term life insurance paid by Dyax.
(10)	Includes $6,578 in 401K company match and $2,879 in group term life insurance paid by Dyax.
(11)	Includes $7,800 in 401K company match and $841 in group term life insurance paid by Dyax.
(12)	Includes $7,650 in 401K company match and $810 in group term life insurance paid by Dyax.

(13)	Includes $8,595 related to 70,320 options granted pursuant to an option exchange program approved by stockholders at the 2012 Annual Meeting of Stockholders. The options were exchanged on a value-for-value basis. This amount represents incremental fair value, computed as of the repricing date in accordance with FASB ASC Topic 718.
(14)	Includes $7,500 in 401K company match and $810 in group term life insurance paid by Dyax.
(15)	Includes $6,277 in 401K company match and $395 in group term life insurance paid by Dyax.
(16)	Includes $7,800 in 401K company match and $3,701 in group term life insurance paid by Dyax.
(17)	Includes $7,650 in 401K company match and $2,322 in group term life insurance paid by Dyax
(18)	Includes $7,500 in 401K company match and $2,322 in group term life insurance paid by Dyax.
*	Dr. Adelman’s employment with the Company commenced in February 2012.
**	Mr. Ashe was appointed as an executive officer in April 2013.
***	Mr. Bazemore’s employment with the Company commenced in April 2014.

Grants of Plan Based Awards for 2014

The following table sets forth certain information regarding all of the equity awards made to our Named Executive Officers during 2014. All of these awards were made under our Amended and Restated 1995 Equity Incentive Plan.

Named Executive Officers	Grant Date	Date of Compensation Committee Action	All Other Stock Awards; Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Market Value of Stock Awards ($/Sh)(2)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Gustav Christensen	02/27/14	02/27/14	50,000		10.20		510,000
	02/27/14	02/27/14		300,000		10.20	1,959,600
Burt Adelman	02/27/14	02/27/14	37,500		10.20		382,500
	02/27/14	02/27/14		225,000		10.20	1,469,700
Andrew Ashe	02/27/14	02/27/14	24,000		10.20		244,800
	02/27/14	02/27/14		144,000		10.20	940,608
Todd Bazemore	04/16/14	03/28/14		250,000		6.80	1,097,925
George Migausky	02/27/14	02/27/14	24,000		10.20		244,800
	02/27/14	02/27/14		144,000		10.20	940,608

(1)	All of the grants of stock awards presented above were restricted stock units.
(2)	Reflects the closing price of our common stock on the date of grant.
(3)	Grant date fair value of option awards is determined using the Black-Scholes Option Pricing Model and grant date fair value of stock awards is determined based on the closing market price of the underlying stock on the grant date. Refer to note 10 of the Company’s financial statements included in Form 10-K for the year ended December 31, 2014 for further information.

Option Exercises and Stock Vested in 2014

The following table sets forth certain information regarding all of the stock options exercised by, and all of the restricted stock units vested with, our Named Executive Officers during 2014.

	Option Awards		Stock Awards
Named Executive Officers	Number of Underlying Securities Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gustav Christensen	—	—	37,500	379,875
Burt Adelman	55,000	485,650	—	—
Andrew Ashe	30,000	255,320	7,500	75,975
George Migausky	—	—	11,875	120,294

Outstanding Equity Awards at Fiscal Year-End 2014

The following table summarizes the outstanding equity award holdings of our Named Executive Officers as of December 31, 2014:

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options and Awards (# Exercisable)	Number of Securities Underlying Unexercised Options and Awards (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Gustav Christensen	57,000	—	2.06	06/20/17
	46,874	—	2.06	07/02/17
	93,750	—	2.06	02/13/18
	93,749	—	2.06	08/07/18
	218,749	—	2.06	01/02/19
	250,000	—	2.09	05/14/19
	333,333	—	2.06	02/10/20
	575,000	25,000	1.91	02/10/21
	212,500	87,500	1.48	02/24/22
	183,333	216,667	3.00	02/07/23
	62,500	237,500	10.20	02/27/24
					75,000	(1)	1,054,500
					50,000	(3)	703,000
	2,126,788	566,667			125,000		1,757,500
Burt Adelman	192,917	102,083	1.48	02/24/22
	37,917	32,083	2.29	10/10/22
	107,708	127,292	3.00	02/07/23
	97,917	137,083	4.33	04/01/23
	46,875	178,125	10.20	02/27/24
					37,500	(3)	527,250
	483,334	576,666			37,500		527,250
Andrew Ashe	23,471	—	2.06	06/20/17
	7,142	—	2.06	07/02/17
	10,000	—	2.06	02/13/18
	625	—	2.06	03/20/18
	1,562	—	2.06	08/12/18
	625	—	2.39	02/11/19

	Option Awards				Stock Awards
Named Executive Officers	Number of Securities Underlying Unexercised Options and Awards (# Exercisable)	Number of Securities Underlying Unexercised Options and Awards (# Unexercisable)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
	11,520	—	2.06	02/10/20
	8,000	—	2.06	03/31/20
	4,600	550	1.87	02/10/21
	10,000	8,125	1.41	01/03/22
	14,375	42,500	1.48	02/24/22
	34,375	40,625	3.00	02/07/23
	31,250	43,750	4.33	04/01/23
	30,000	114,000	10.20	02/27/24
					7,500	(2)	105,450
					24,000	(3)	337,440
	187,545	249,550			31,500		442,890
Todd Bazemore	41,667	208,333	6.80		—		—
	41,667	208,333			—		—
George Migausky	39,999	—	2.06	08/06/18
	55,000	—	2.39	02/11/19
	190,000	—	3.22	02/10/20
	182,083	7,917	1.91	02/09/21
	67,292	27,708	1.48	02/24/22
	64,167	75,833	3.00	02/07/23
	30,000	114,000	10.20	02/27/24
					23,750	(1)	333,925
					24,000	(3)	337,440
	628,541	225,458			47,750		671,365

(1)	Restricted stock units granted pursuant to Dyax’s Amended and Restated 1995 Equity Incentive Plan. The awards vest in four (4) equal annual installments beginning on February 24, 2013.
(2)	Restricted stock units granted pursuant to Dyax’s Amended and Restated 1995 Equity Incentive Plan. The awards vest in three (3) annual installments beginning on February 24, 2014.
(3)	Restricted stock units granted pursuant to Dyax’s Amended and Restated 1995 Equity Incentive Plan. The awards vest in four (4) equal annual installments beginning on March 5, 2015.

Potential Payments upon Termination or Change in Control

The following tables shows the potential payments due to each of our Named Executive Officers who are current employees (i) upon termination of their employment prior to a change in control and (ii) upon termination of their employment within 12 months following a change of control; assuming such termination were to have occurred as of December 31, 2014.

	Termination Without Cause(1) Not in Connection with a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	930,000	403,000	36,868	—	1,394,832	2,764,700
Burt Adelman	330,000	220,000	12,211	—	649,486	1,211,697
George Migausky	285,000	171,000	12,211	7,308	314,055	789,574
Andrew Ashe	262,500	157,500	18,046	6,731	324,656	769,433
Todd Bazemore	255,000	153,000	18,566	4,668	205,156	636,390

(1)	“Cause” is defined as gross neglect in the performance of the executive’s duties or the commission by the executive of an act of dishonesty or moral turpitude in connection with his or her employment, as determined by our Board of Directors.
(2)	Represents lump sum payment made as of date of termination. Amount assumes either (i) 100% of the executive’s target bonus has been earned as of the date of termination, or (ii) that the amount earned is not determinable, in which case the executive is entitled to their annual target bonus, pro-rated based upon the portion of the calendar year that the executive was employed, which in this scenario is the entire year.
(3)	Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2014 and is valued at the premiums in effect on December 31, 2014.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2014.
(5)	Represents the intrinsic value, as of December 31, 2014, of all options and restricted stock units that will vest as a result of the termination of the executive officer’s employment.

	Termination Without Cause(1) Following a Change of Control
Named Executive Officers	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Other ($)(4)	Value of Modified Equity Awards ($)(5)	Total ($)
Gustav Christensen	930,000	1,007,500	36,868	—	2,529,921	4,504,289
Burt Adelman	440,000	440,000	16,282	—	2,179,673	3,075,955
George Migausky	380,000	342,000	16,282	7,034	1,128,457	1,873,773
Andrew Ashe	350,000	315,000	24,062	2,547	1,160,241	1,851,850
Todd Bazemore	340,000	306,000	24,755	4,668	903,289	1,578,712

(1)	“Change in control” is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), (b) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of us immediately prior to such merger or combination, or (c) the sale, lease, or exchange of all or substantially all of our property or assets, or (d) our dissolution or liquidation.
(2)	Amount represents 100% of the executive’s target bonus for the fiscal year in which termination of employment occurs, pro-rated by the number of calendar days the executive was employed during such fiscal year and 100% of the executive’s target bonus for the severance period covered.

(3)	Consists of health, dental and vision benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2014 and is valued at the premiums in effect on December 31, 2014.
(4)	Represents accrued vacation pay due to the executive officer as of December 31, 2014.
(5)	Represents the intrinsic value, as of December 31, 2014, of all options and restricted stock units that will vest as a result of the termination of the executive officer’s employment.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Dyax’s audited financial statements for the year ended December 31, 2014.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax’s accounting and financial reporting, internal controls, and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.dyax.com. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

In the course of its oversight of Dyax’s financial reporting process, the Audit Committee:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax’s audited financial statements for the fiscal year ended December 31, 2014;
•	discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees;
•	received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence;
•	reviewed with management and PricewaterhouseCoopers LLP Dyax’s critical accounting policies;
•	discussed with management the quality and adequacy of Dyax’s internal controls;
•	discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and
•	considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Securities and Exchange Commission.

By the Audit Committee,

David J. McLachlan, Chair
James W. Fordyce
Paolo Pucci

Audit Fees

PricewaterhouseCoopers LLP, an independent registered public accounting firm, examined our financial statements and internal control over financial reporting for the year ended December 31, 2014. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2014 and 2013 are as follows:

	2014	2013
Audit Fees(1)	$789,016	$673,330
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$69,717	$77,152
All Other Fees(4)	$1,800	$1,800
Total	$860,533	$752,282

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit related fees consisted primarily of accounting consultations.
(3)	These fees were for services related to (a) tax compliance including sales and use taxes and (b) tax planning.
(4)	All other fees include access to online technical research materials.

For fiscal years 2014 and 2013, we incurred fees of $76,000 and $79,000 related to McGladrey LLP, an external consulting firm retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act of 2002. This amount is in addition to the fees paid to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures. All fees have been approved by our Audit Committee.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2014 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

STOCKHOLDER MATTERS

Stockholder Communications

Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of Andrew Ashe, Secretary and General Counsel, Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

Stockholder Recommendations for Director Nominations

The Nominating and Governance Committee will consider director candidates recommended by our stockholders. A candidate must be highly qualified and be willing and expressly interested in serving on our Board of Directors. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum qualifications set forth above, based on whether or not the candidate was recommended by a stockholder.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 55 Network Drive, Burlington, Massachusetts 01803: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committees on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the stockholder’s name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the stockholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Dyax’s proxy materials for the 2015 Annual Meeting of Stockholders, it must be received no later than December 9, 2015.

In addition, Dyax’s Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2015 Annual Meeting of Stockholders to give advance written notice to Dyax’s Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2015 Annual Meeting of Stockholders is held on May 12, 2015, this would require that the advance written notice would need to be given between March 13, 2015 and March 28, 2015.